Exhibit 23.01
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Cadence Design Systems, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-145000, 333-20591, 333-15885, and 033-53875) and Form S-8 (Nos. 333-150948, 333-149877, 333-145891, 333-144972, 333-135003, 333-132754, 333-132753, 333-124025, 333-119335, 333-116681, 333-115351, 333-115349, 333-108251, 333-105492, 333-105488, 333-105481, 333-104720, 333-103657, 333-103250, 333-102648, 333-101693, 333-101692, 333-88390, 333-87674, 333-85080, 333-82044, 333-75874, 333-65116, 333-56898, 333-69589, 333-33330, 333-93609, 333-85591, 333-69589, 333-71717, 333-65529, 333-61029, 333-40047, 333-34599, 333-27109, 333-18963, 033-53913, 033-48371, 033-43025, 033-34910, 033-32373, 033-22652, and 033-17722) of Cadence Design Systems, Inc. of our reports dated March 2, 2009, with respect to the consolidated balance sheets of Cadence Design Systems, Inc. and subsidiaries as of January 3, 2009 and December 29, 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended January 3, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of January 3, 2009, which reports appear in the January 3, 2009 annual report on Form 10-K of Cadence Design Systems, Inc.
Our report dated March 2, 2009 refers to changes in the accounting for uncertainty in income taxes, effective December 31, 2006, due to the adoption of Financial Accounting Standards Board Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109.

/s/ KPMG LLP
Mountain View, California
March 2, 2009